Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of our estimates of proved reserves and future cash flows of Midstates Petroleum Company LLC as of December 31, 2009; December 31, 2010; and December 31, 2011, and information based on our reserves reports in this Amendment No. 3 to Form S-1 Registration Statement and any amendments thereto (collectively, the “Registration Statement”) and the prospectus to which the Registration Statement is related. We also consent to the reference to us under the heading “Experts” in such Registration Statement and the prospectus to which the Registration Statement is related.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

February 1, 2012